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                                  EXHIBIT 99

                                 PRESS RELEASE


The following is issued in conjunction with Case Corporation's 1999 second quarter results:

For more information, contact:

Sandra J. Lasch   (414) 636-6473

For Immediate Release


                 CASE CAPITAL NET INCOME INCREASES 17 PERCENT

                 .    Managed portfolio grows to a record $7.4 billion
                 .    Net income up 17 percent to $21 million
                 .    Diversified financing business increases significantly

     Lincolnshire, Illinois (July 20, 1999) -- Case Capital Corporation today announced net income of $21 million for the second quarter, up 17 percent from $18 million in the comparable period last year. Revenues increased 46 percent over the prior year period to a record $117 million. For the first six months, revenues increased 45 percent over the prior year to $226 million. Net income for the first half was $41 million, an 11 percent increase over the comparable period last year. These improvements in net income are attributed to higher financing income from strong growth in receivables and leases. The increases were partially offset by higher operating expenses, additional provisions for loan losses to support the company's growth initiatives and a higher effective tax rate.

     Case Capital's managed portfolio grew to a record $7.4 billion as of June 30, 1999, a 28 percent increase year-over-year. This increase reflects the success of Case Capital's strategy to grow and diversify its business.
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     "Once again, our strong performance attests to the strength of our business strategy," stated Ted R. French, chairman, Case Capital. "Sustained, profitable portfolio diversification and geographic growth outside of North America continue to demonstrate our ability to execute that strategy successfully."

     Case Capital continued to grow its diversified business significantly, offsetting the impact of weak retail demand in the agricultural equipment market. Diversified originations, generated primarily through Soris Financial, were higher than anticipated for the quarter. Sustained geographic growth in Europe and Australia also supported Case Capital's increased profitability during the quarter.

     "Given significant declines in our core agricultural market, we're proud to report continued growth in both our portfolio and net income," stated Andrew E. Graves, president, Case Capital. "The new initiatives we've introduced to grow and diversify our portfolio, including our entry into the commercial vehicle and marine businesses, are designed to ensure sustainable, long-term earnings growth for Case Capital."

     Case Capital Corporation, a wholly owned subsidiary of Case Corporation, provides broad-based financial services for the global marketplace. Case Capital serves customers purchasing, leasing and insuring products through Case Credit Corporation, Soris Financial and Case Credit Insurance Agency. Established in 1957, Case Credit markets its products through Case Corporation's established dealer networks in North America, Australia and Europe. Soris offers its products through diverse dealer networks located in North America. Based in Lincolnshire, Illinois, Case Capital manages a $7.4 billion portfolio of receivables and leases.